Stradley Ronon Stevens & Young, LLP

Suite 2600

2005 Market Street

Philadelphia, PA  19103-7018

Telephone  215.564.8000

Fax  215.564.8120

www.stradley.com

July 1, 2019

Boards of Trustees

Franklin U.S. Government Money Fund

Franklin Templeton Money Fund Trust

on behalf of the Franklin Templeton U.S. Government Money Fund

One Franklin Parkway

San Mateo, California 94403-1906

Re:       Registration Statement on Form N‑14

Ladies and Gentlemen:

We have acted as counsel to the Franklin U.S. Government Money Fund (the “Franklin Money Fund”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended.  The purpose of the Registration Statement is to register shares to be issued by the Franklin Money Fund in connection with the acquisition of substantially all of the assets of the Franklin Templeton U.S. Government Money Fund (“FT Money Fund”), a series of the Franklin Templeton Money Fund Trust, by and in exchange solely for full and fractional Class A, Class C, and Class R shares of beneficial interest, without par value (the “Shares”), of the Franklin Money Fund (the “Transaction”).

We have reviewed the Franklin Money Fund’s Amended and Restated Agreement and Declaration of Trust (“Declaration of Trust”) and By-Laws (“By-Laws”), resolutions adopted by the Franklin Money Fund’s Board of Trustees in connection with the Transaction, the form of Agreement and Plan of Reorganization for the Transaction, which was approved by the Franklin Money Fund’s Board of Trustees (the “Plan”), and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act, as amended, governing the issuance of shares of the Franklin Money Fund, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1.         The Shares of the Franklin Money Fund will be issued in accordance with the Franklin Money Fund’s Amended and Restated Declaration of Trust and By-Laws, the Plan and resolutions of the Franklin Money Fund’s Board of Trustees relating to the creation, authorization and issuance of shares and the Transaction.

Philadelphia ● Washington ● New York ● Chicago

A Pennsylvania Limited Liability Partnership

Boards of Trustees

Franklin U.S. Government Money Fund

Franklin Templeton Money Fund Trust

on behalf of the Franklin Templeton U.S. Government Money Fund

July 1, 2019

2.         The Shares will be issued against payment therefor as described in the Prospectus/Information Statement and the Statement of Additional Information relating thereto included in the Registration Statement and the Plan, and that such payment will have been at least equal to the net asset value of such Shares.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ STRADLEY RONON STEVENS & YOUNG, LLP

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